UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __)

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Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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On July 22, 2010, Air Products and Chemicals, Inc., held a public teleconference to review its fiscal 2010 third quarter financial results.  Below is a transcript of the portions of the teleconference related to Air Products’ tender offer for all of the outstanding shares of common stock of Airgas, Inc. and expected proxy solicitation in connection with Airgas’s 2010 annual shareholder meeting.  The teleconference was posted for replay on July 22, 2010.

AIR PRODUCTS & CHEMICALS, INC.
Moderator: Nelson Squires
07-22-10/9:00 am CT
Confirmation # 4716570

AIR PRODUCTS & CHEMICALS, INC.

Moderator: Nelson Squires
July 22, 2010
9:00 am CT

* * *

Paul Huck:  Now let me give everyone a brief update on our Airgas offer. Please turn to slide number 12.

As you know, we raised our offer for Airgas on July 8 by $3.50 to $63.50. We remain convinced of the strong strategic rationale and sound industrial logic that underpins this transaction.

As we have communicated before, this combination will create one of the world's leading integrated industrial gas companies. We remain confident in our ability to produce the substantial cost savings we have identified, primarily relating to reductions in corporate overhead and public company costs; supply chain efficiencies; and better utilization of infrastructure.

Coupled with the enhanced growth opportunities we see, this deal creates significant value for our shareholders. We believe that our offer represents excellent value to the Airgas shareholders, well above the $43.53 price Airgas shares closed at on February 4, the day before our initial offer.

Despite the highly attractive nature of our all-cash offer and our repeated attempts to engage the Airgas board in discussions, they have continually refused to engage with us. As we have said previously, we have analyzed the regulatory issues thoroughly, and we are having productive discussions with the Federal Trade Commission.

AIR PRODUCTS & CHEMICALS, INC.
Moderator: Nelson Squires
07-22-10/9:00 am CT
Confirmation # 4716570

We are negotiating a consent decree, which we expect to sign in the next few weeks, that would be subject to approval by the Commission. The fundamentals of the consent are in line with our expectations. We are therefore focusing on the Airgas shareholders and asking them to send a strong message to the Airgas board to bring this process to a conclusion.

If you are an Airgas shareholder, here is what we are asking you to do. Tender your shares by the August 13 deadline. Vote for our three highly-qualified independent directors, who we believe will better represent all shareholders' interests. Vote for our three by-law amendments which will ensure a fair and expedient process is conducted.

And lastly let the current Airgas directors know that you support engaging with Air Products on our offer. Now is the time for you to act. We are as confident as ever in being able to obtain regulatory approval, and remain as committed as ever to this transaction.

Our regulatory strategy and shareholder actions are designed to ensure that Airgas shareholders have the opportunity to send a clear and unambiguous message to their board at the 2010 annual meeting, which Air gas has disclosed in SEC filings will be held no later than September 17.

* * *

Finally, we have also made significant progress in our offer to acquire Airgas. To be clear, the whole team at Air Products is excited and energized by the many opportunities we have, which we believe would deliver even greater shareholder value in the future.

* * *

Operator:  Our next question comes from David Manthey with Robert W. Baird.

David Manthey:  Hi. Thanks. Good morning.

AIR PRODUCTS & CHEMICALS, INC.
Moderator: Nelson Squires
07-22-10/9:00 am CT
Confirmation # 4716570

Paul Huck:  Hi Dave.

David Manthey:  Hi. Is there any clarity on, whether or not, the movement of the shareholder meeting up to January at Air Gas, is that a simple majority or a super majority or has that been decided yet?

Paul	Huck: It is our position that it’s a simple majority. The have obviously come back and said, “That it is not a require, you know, it’s governed under something else, another bylaw.”

We believe it’s quite clear, that we should prevail on this. It has not been challenged in court yet, so there has not been a ruling on it, poor things, you know.

As far as, you know, as far as Air Gas is concerned, we think we have made good progress. We are positioned well. A lot a stock has moved to the ARBs and the hedge funds and real progress on the FTC, which I mentioned earlier here.

Our price, you know, as far as, things - and we made a move here to get more chances - more shares in the hands of ARBs. We think that was well timed and we think that happened.

We still have a top price and a limit there. That has not changed. We, you know, as far as, that is - we do not need to do this deal though however. Everyone should maintain and understand. We will not chase this price up. We will not get into a bidding war on this thing, as far as, I’m concerned.

You know, and so, you know, but we think we are positioned well with the stock moving to ARBs and the progress at the FTC, which gives us a real advantage.